B R U C E M . P R I T C H E T T , P . C .
                            A T T O R N E Y A T L A W



LICENSED IN UTAH & WASHINGTON

                          268 WEST 400 SOUTH, SUITE 300
                           SALT LAKE CITY, UTAH 84101

                                                  PHONE: (801) 575-8073 EXT. 107
                                                             FAX: (801) 521-2081




August 15, 2000



Board of Directors
Learner's World, Inc.
369 Avenue U
Brooklyn, New York 11223

   RE:  S-8 Registration of 521,000 shares of Learner's World, Inc. common stock
        ------------------------------------------------------------------------


To the Board of Directors of Learner's World, Inc.:

Learner's World, Inc., a New York corporation (the "Company"), has informed me of its intention to file with the Securities and Exchange Commission ("SEC"), on or about August 15, 2000, a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning the registration of a total of 521,000 shares (the "Shares") of the Company's common stock, $0.0001 par value ("Common Stock"). 271,000 shares of the Common Stock are to be issued to attorney Richard D. Surber pursuant to a "Settlement of Fees Agreement" dated August 1, 2000 between the Company and Mr. Surber (the "Settlement Agreement"), together with an Option to acquire an additional 250,000 shares of the Common Stock at an agreed exercise price of $0.20 per share, all such shares (including the shares underlying the Option) issued pursuant to the Settlement Agreement. In connection with the filing of the Registration Statement, you have requested my opinion regarding the validity of the issuance of such Shares.

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

You have represented to me that the Company is current in its filings with the SEC, that the Company's board of directors has authorized the filing of the Form S-8 as described above, and that the quantity of shares to be included in the Form S-8 registration is available for issuance based on the number of shares authorized for issuance in the Company's Articles of Incorporation and on the number of shares actually issued and outstanding as of your latest Form 10-QSB filed with the SEC on or about August 15, 2000.

Based on these representations, and to the best of my knowledge, I am of the opinion that the Form S-8 is an available form of registration and that the Shares issuable pursuant to the Agreement have been duly and validly authorized and, upon payment therefor in accordance with the Settlement Agreement, will be validly issued, fully paid and nonassessable by the Company. This Opinion is conditioned upon the above requirements being met.

This Opinion is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to the qualifications, exceptions, and limitations set forth below:

     A. I expressly except from the opinion set forth herein any opinion or position as to whether or to what extent a New York court or any other court would apply New York law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of the Opinion herein contained.

     B. In expressing the Opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that all information and representations made or provided to me by the Company or its authorized representatives is correct and that there are shares available to be issued pursuant to the Settlement Agreement. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies, and the correctness of all such documents.

     C. In rendering the Opinion that the shares of Common Stock to be registered pursuant to Form S-8 and issued under the Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's board of directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the Capital Stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's board of directors, to be received in exchange for each issuance of Common Stock of the Company will have been paid in full and actually received by the Company when the Shares are actually issued.

     D. I expressly except from the Opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of New York or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but not be limited to, the subsequent tradeability of the Shares on either the state or federal level.

     E. In rendering the Opinion that Form S-8 is available, I have assumed that the Company is satisfying the various substantive requirements of Form S-8, and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they be of federal or state origin.

     F. The opinion contained in this letter is rendered as of the date hereof, and I undertake no obligation (and disclaim any obligation) to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

This Opinion is valid only as of the signature date and may be relied upon by you only in connection with filing of the S-8 Registration Statement. I hereby consent to its use as an exhibit to the Registration

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


Statement. However, this opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without, in each instance, my prior written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

                                                    Very truly yours,

                                                    /s/ Bruce M. Pritchett
                                                    ---------------------------
                                                    Bruce M. Pritchett
                                                    Member of the Utah State Bar




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